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                                   EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION

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                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                           FLORIDA FIRST BANCORP, INC.

                                       AND

                          REGIONS FINANCIAL CORPORATION


                            DATED AS OF MAY 29, 1996



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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Parties    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

Preamble   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER

     1.1    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2    Time and Place of Closing. . . . . . . . . . . . . . . . . . .    2
     1.3    Effective Time . . . . . . . . . . . . . . . . . . . . . . . .    2


ARTICLE 2 - TERMS OF MERGER

     2.1    Articles of Incorporation. . . . . . . . . . . . . . . . . . .    2
     2.2    Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     2.3    Directors and Officers . . . . . . . . . . . . . . . . . . . .    2


ARTICLE 3 - MANNER OF CONVERTING SHARES

     3.1    Conversion of Shares . . . . . . . . . . . . . . . . . . . . .    3
     3.2    Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . .    3
     3.3    Shares Held by FFB or Regions. . . . . . . . . . . . . . . . .    3
     3.5    Conversion of Stock Rights . . . . . . . . . . . . . . . . . .    3


ARTICLE 4 - EXCHANGE OF SHARES

     4.1    Exchange Procedures. . . . . . . . . . . . . . . . . . . . . .    5
     4.2    Rights of Former FFB Stockholders. . . . . . . . . . . . . . .    5
     4.3    Regions to Make Cash Available . . . . . . . . . . . . . . . .    5


ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF FFB

     5.1    Organization, Standing, and Power. . . . . . . . . . . . . . .    6
     5.2    Authority; No Breach By Agreement. . . . . . . . . . . . . . .    6
     5.3    Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.4    FFB Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .    7
     5.5    Financial Statements . . . . . . . . . . . . . . . . . . . . .    8
     5.6    Absence of Undisclosed Liabilities . . . . . . . . . . . . . .    8
     5.7    Absence of Certain Changes or Events . . . . . . . . . . . . .    8
     5.8    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.9    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10


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     5.10   Allowance for Possible Loan Losses . . . . . . . . . . . . . .   10
     5.11   Intellectual Property. . . . . . . . . . . . . . . . . . . . .   11
     5.12   Environmental Matters. . . . . . . . . . . . . . . . . . . . .   11
     5.13   Compliance With Laws . . . . . . . . . . . . . . . . . . . . .   12
     5.14   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .   12
     5.15   Material Contracts . . . . . . . . . . . . . . . . . . . . . .   14
     5.16   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .   15
     5.17   Statements True and Correct. . . . . . . . . . . . . . . . . .   15
     5.18   Regulatory Matters . . . . . . . . . . . . . . . . . . . . . .   16
     5.19   State Takeover Laws. . . . . . . . . . . . . . . . . . . . . .   16
     5.20   Directors' Agreements. . . . . . . . . . . . . . . . . . . . .   16
     5.21   Charter Provisions . . . . . . . . . . . . . . . . . . . . . .   16
     5.22   Derivatives Contracts. . . . . . . . . . . . . . . . . . . . .   16


ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF REGIONS

     6.1    Organization, Standing, and Power. . . . . . . . . . . . . . .   16
     6.2    Authority; No Breach By Agreement. . . . . . . . . . . . . . .   17
     6.3    Absence of Certain Changes or Events . . . . . . . . . . . . .   17
     6.4    Compliance With Laws . . . . . . . . . . . . . . . . . . . . .   17
     6.5    Statements True and Correct. . . . . . . . . . . . . . . . . .   18
     6.6    Regulatory Matters . . . . . . . . . . . . . . . . . . . . . .   19
     6.7    Matters Relating to Regions Merger Subsidiary. . . . . . . . .   19
     6.8    Financing. . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     6.9    Ownership of FFB Common Stock; Affiliates and Associates . . .   19
     6.10   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .   20


ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1    Affirmative Covenants of FFB . . . . . . . . . . . . . . . . .   20
     7.2    Negative Covenants of FFB. . . . . . . . . . . . . . . . . . .   20
     7.3    Covenants of Regions . . . . . . . . . . . . . . . . . . . . .   22
     7.4    Adverse Changes in Condition . . . . . . . . . . . . . . . . .   23
     7.5    Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . .   23


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ARTICLE 8 - ADDITIONAL AGREEMENTS

     8.1    Proxy Statement; Stockholder Approval. . . . . . . . . . . . .   23
     8.2    Applications . . . . . . . . . . . . . . . . . . . . . . . . .   24
     8.3    Filings with State Offices . . . . . . . . . . . . . . . . . .   24
     8.4    Agreement as to Efforts to Consummate. . . . . . . . . . . . .   24
     8.5    Investigation and Confidentiality. . . . . . . . . . . . . . .   24
     8.6    Press Releases . . . . . . . . . . . . . . . . . . . . . . . .   25
     8.7    Certain Actions. . . . . . . . . . . . . . . . . . . . . . . .   25
     8.8    State Takeover Laws. . . . . . . . . . . . . . . . . . . . . .   25
     8.9    Charter Provisions . . . . . . . . . . . . . . . . . . . . . .   25
     8.10   Employee Benefits and Contracts. . . . . . . . . . . . . . . .   26
     8.11   Indemnification. . . . . . . . . . . . . . . . . . . . . . . .   26
     8.12   Regions Merger Subsidiary Organization . . . . . . . . . . . .   27
     8.13   Sale of Securities . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1    Conditions to Obligations of Each Party. . . . . . . . . . . .   27
     9.2    Conditions to Obligations of Regions . . . . . . . . . . . . .   28
     9.3    Conditions to Obligations of FFB . . . . . . . . . . . . . . .   29

ARTICLE 10 - TERMINATION

     10.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . .   30
     10.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . .   31
     10.3   Non-Survival of Representations and Covenants. . . . . . . . .   31

ARTICLE 11 - MISCELLANEOUS

     11.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   32
     11.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     11.3   Brokers and Finders. . . . . . . . . . . . . . . . . . . . . .   40
     11.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .   40
     11.5   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     11.6   Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     11.7   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     11.8   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     11.9   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.11  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     11.12  Interpretations. . . . . . . . . . . . . . . . . . . . . . . .   42
     11.13  Enforcement of Agreement . . . . . . . . . . . . . . . . . . .   42
     11.14  Severability . . . . . . . . . . . . . . . . . . . . . . . . .   42

     Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43


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


                      AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of May 29, 1996, by and between FLORIDA FIRST BANCORP, INC. ("FFB"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Panama City, Florida, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.


                                    PREAMBLE

       The Boards of Directors of FFB and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of FFB by Regions pursuant to the merger of newly formed, wholly owned subsidiary of Regions to be organized under the laws of the State of Florida ("Regions Merger Subsidiary") into and with FFB. At the effective time of the Merger, as hereinafter defined, the outstanding shares of the capital stock of FFB shall be converted into the right to receive a cash payment amount (except as provided herein). As a result, FFB shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of FFB, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement.

       Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

       NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

   1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Regions Merger Subsidiary shall be merged into and with FFB in accordance with the provisions of Sections 607.1101, 607.1102, and 607.1105 of the FBCA (the "Merger") and with the effect provided for in Section 607.1106 of the FBCA. FFB shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of FFB and Regions, and the Plan of Merger, in substantially the form of Exhibit 1, which will be approved and adopted by the Boards of Directors of FFB and Regions Merger Subsidiary upon the organization of Regions Merger Subsidiary.

   1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. Central Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Central Time), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, in Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

   1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Florida Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable statutory waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FFB approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                 TERMS OF MERGER

   2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of FFB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

   2.2 BYLAWS. The Bylaws of FFB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

   2.3 DIRECTORS AND OFFICERS. The directors of FFB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of FFB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

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                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

               (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (b) Each share of Regions Merger Subsidiary Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of FFB Common Stock.

               (c) Each share of FFB Common Stock (excluding shares held by FFB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be cancelled and converted into the right to receive in consideration thereof a cash payment from Regions in the amount of the Cash Payment Amount.

     3.2 ANTI-DILUTION PROVISIONS. In the event FFB changes the number of shares of FFB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Cash Payment Amount shall be proportionately adjusted.

     3.3 SHARES HELD BY FFB OR REGIONS. Each of the shares of FFB Common Stock held by any FFB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4  CONVERSION OF STOCK OPTIONS.

               (a) At the Effective Time, each option to purchase or acquire shares of FFB Common Stock pursuant to stock options ("FFB Options") granted by FFB under the FFB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Options with respect to Regions Common Stock, and Regions shall assume each FFB Option, in accordance with the terms of the FFB Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time,
(i) Regions and its Compensation Committee shall be substituted for FFB and the Committee of FFB's Board of Directors (including, if applicable, the entire Board of Directors of FFB) administering such FFB Stock Plan, (ii) each FFB Option assumed by Regions may be exercised solely for shares of Regions Common Stock, (iii) the number of shares of Regions Common Stock subject to such FFB Option shall be equal to the number of shares of FFB Common Stock subject to such FFB Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and
(iv) the per share exercise price under each such FFB Option shall be adjusted by dividing the per share exercise price under each such FFB Option by the Option Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of FFB Options and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted FFB Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Option. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq National Market System (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.4, each FFB Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4.

               (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each FFB Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such FFB Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(a) after giving effect to the Merger), and Regions shall comply with the terms of each FFB Stock Plan to ensure, to the extent required by, and subject to the provisions of, such FFB Stock Plan, that FFB Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of FFB Options assumed by it in accordance with this Section 3.4. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Regions shall administer the FFB Stock Plan assumed pursuant to this
Section 3.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the FFB Stock Plan complied with such rule prior to the Merger.

               (c) All restrictions or limitations on transfer with respect to FFB Common Stock awarded under the FFB Stock Plans or any other plan, program, or arrangement of any FFB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

       4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and the Surviving Corporation shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of FFB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FFB Common Stock (other than shares to be canceled pursuant to Section of this Agreement) promptly upon the surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Regions shall not be obligated to deliver any cash payments to which any former holder of FFB Common Stock is entitled as a result of the Merger, until such holder surrenders such holder's certificate or certificates representing the shares of FFB Common Stock for exchange as provided in this Section or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of FFB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, FFB, nor the Exchange Agent shall be liable to a holder of FFB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

       4.2 RIGHTS OF FORMER FFB STOCKHOLDERS. At the Effective Time, the stock transfer books of FFB shall be closed as to holders of FFB Common Stock immediately prior to the Effective Time and no transfer of FFB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FFB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FFB in respect of such shares of FFB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

       4.3 REGIONS TO MAKE CASH AVAILABLE. At or prior to the Effective Time, Regions shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing FFB Common Stock, for exchange in accordance with this Article 4, the requisite aggregate amount of the Cash Payment Amount to be paid pursuant to Section 3.1(c) in exchange for outstanding shares of FFB Common Stock.


                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF FFB

       FFB hereby represents and warrants to Regions that:

       5.1 ORGANIZATION, STANDING, AND POWER. FFB is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. FFB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB.

       5.2     AUTHORITY; NO BREACH BY AGREEMENT.

           (a) FFB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FFB, subject to the approval of this Agreement and the Plan of Merger by the required vote of the outstanding shares of FFB Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by FFB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FFB, enforceable against FFB in accordance with its terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and creditors of depository institutions and their holding companies and (ii) application of, and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief).

           (b) Neither the execution and delivery of this Agreement by FFB, nor the consummation by FFB of the transactions contemplated hereby, nor compliance by FFB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FFB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FFB Company under, any Contract or Permit of any FFB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FFB Company or any of their respective material Assets where such violation would have, individually or in the aggregate, a Material Adverse Effect on FFB.

           (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FFB of the Merger and the other transactions contemplated in this Agreement.

       5.3     CAPITAL STOCK.  The authorized capital stock of FFB consists of:
(i) 6,500,000 shares of FFB Common Stock, of which 3,377,645 shares are issued and outstanding as of the date of this Agreement and not more than 3,469,770 shares will be issued and outstanding at the Effective Time and (ii) 1,000,000 shares of preferred stock, no par value, of which no shares are, or will be, issued and outstanding as of the date of this Agreement or at the Effective Time, respectively. FFB has reserved 92,125 shares of FFB Common Stock for issuance under the FFB Stock Option Plan, pursuant to which options to purchase not more than 91,925 shares of FFB Common Stock are outstanding. All of the issued and outstanding shares of capital stock of FFB are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of FFB has been issued in violation of any preemptive rights of the current or past stockholders of FFB. Except as set forth above or as disclosed in Section 5.3 of the FFB Disclosure Memorandum, there are no shares of capital stock or other equity securities of FFB outstanding and no outstanding Rights relating to the capital stock of FFB.

       5.4 FFB SUBSIDIARIES. FFB has disclosed in Section 5.4 of the FFB Disclosure Memorandum all of the FFB Subsidiaries as of the date of this Agreement. FFB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FFB Subsidiary. No equity securities of any FFB Subsidiary are or may become required to be issued (other than to another FFB Company) by reason of any Rights, and there are no Contracts by which any FFB Subsidiary is bound to issue (other than to another FFB Company) additional shares of its capital stock or Rights or by which any FFB Company is or may be bound to transfer any shares of the capital stock of any FFB Subsidiary (other than to another FFB Company). There are no Contracts relating to the rights of any FFB Company to vote or to dispose of any shares of the capital stock of any FFB Subsidiary. All of the shares of capital stock of each FFB Subsidiary held by a FFB Company are fully paid and nonassessable under the applicable corporation or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FFB Company free and clear of any Lien. Each FFB Subsidiary is either a bank, savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FFB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB. Each FFB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund (the "SAIF"), as appropriate.

       5.5     FINANCIAL STATEMENTS.  FFB has included in Section 5.5 of the
FFB Disclosure Memorandum copies of all FFB Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all FFB Financial Statements prepared subsequent to the date hereof. The FFB Financial Statements (as of the dates thereof and for the periods covered thereby)
 present or will present, as the case may be, fairly the consolidated financial position of the FFB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the FFB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence from interim financial statements of any footnote disclosures).

       5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No FFB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FFB as of March 31, 1996 included in the FFB Financial Statements or reflected in the notes thereto. No FFB Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice or incurred in connection with the process leading up to the execution and consummation of this Agreement and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB.

       5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, except as disclosed in the FFB Financial Statements delivered prior to the date of this Agreement, to the Knowledge of FFB, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse

Effect on FFB, and (ii) the FFB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FFB provided in Article 7 of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement.

       5.8     TAX MATTERS.

           (a) All Tax returns required to be filed by or on behalf of any of the FFB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on FFB and all returns filed are complete and accurate in all material respects to the Knowledge of FFB. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably likely to result in a determination that would have a Material Adverse Effect on FFB, except as reserved against in the FFB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

           (b) None of the FFB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

           (c) To the Knowledge of FFB, adequate provision for any Taxes due or to become due for any of the FFB Companies for the period or periods through and including the date of the respective FFB Financial Statements has been made and is reflected on such FFB Financial Statements other than Taxes being contested by FFB or a FFB Company in good faith.

           (d) Deferred Taxes of the FFB Companies have been provided for in accordance with GAAP.

           (e) Each of the FFB Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

           (f) None of the FFB Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

           (g) There are no Liens with respect to Taxes upon any of the assets of the FFB Companies.

           (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FFB Companies that occurred during or after any Taxable Period in which the FFB Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1995.

           (i) No FFB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

           (j) All material elections with respect to Taxes affecting the FFB Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the FFB Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

           (k) No FFB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

           (l) Except as set forth in Section 5.8(l) of the FFB Disclosure Memorandum, none of the FFB Companies is a party to any tax allocation or sharing agreement and none of the FFB Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was FFB) has any Liability for taxes of any Person (other than FFB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

       5.9 ASSETS. Except as reserved against in the FFB Financial Statements made available prior to the date of this Agreement, the FFB Companies have good and marketable title, free and clear of all Liens, to all of their respective owned Assets. All material tangible properties used in the businesses of the FFB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FFB's past practices. All Assets which are material to FFB's business on a consolidated basis, held under leases or subleases by any of the FFB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and creditors of insured depository institutions and their holding companies and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FFB Companies currently maintain insurance similar in reasonable amounts, scope, and coverage against such risks as companies engaged in a similar business would customarily be insured. As of the date of this Agreement, none of the FFB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any FFB Company under such policies. The Assets of the FFB Companies include all Assets required to operate the business of the FFB Companies as presently conducted.

       5.10 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of FFB included in the most recent FFB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FFB included in the FFB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, in the reasonable opinion of management of FFB adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan portfolio (including accrued interest receivables) of the FFB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FFB Companies as of the dates thereof.

       5.11 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of the FFB Companies are in full force and effect and constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of FFB, there currently are not, any Defaults thereunder by FFB. A FFB Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. None of the FFB Companies or, to the Knowledge of FFB, their respective predecessors has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such FFB Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. No FFB Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each FFB Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of any FFB Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any FFB Company.

       5.12    ENVIRONMENTAL MATTERS.

           (a) To the Knowledge of FFB, each FFB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB.

           (b) To the Knowledge of FFB, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any FFB Company or any of its Loan Properties or Participation Facilities (or any FFB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FFB Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB, and to the Knowledge of FFB, there is no reasonable basis for any such Litigation.

           (c) To the Knowledge of FFB, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB.

       5.13 COMPLIANCE WITH LAWS. FFB is duly registered as a savings and loan holding company under the HOLA. Each FFB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and the absence of which would have a Material Adverse Effect on FFB, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB. None of the FFB Companies:

           (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB; and

           (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FFB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

FFB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB, or (iii) requiring any FFB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

       5.14    EMPLOYEE BENEFIT PLANS.

           (a) FFB has disclosed in Section 5.14(a) of the FFB Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement, copies in each case of all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any FFB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FFB Benefit Plans"). Any of the FFB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "FFB ERISA Plan." Each FFB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "FFB Pension Plan." No FFB Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

           (b) All FFB Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB. Each FFB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FFB has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. No FFB Company has engaged in a transaction with respect to any FFB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FFB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on FFB.

           (c) No FFB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FFB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FFB Pension Plan, and (iii) no increase in benefits under any FFB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB or materially adversely affect the funding status of any such plan. Neither any FFB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FFB Company, or the single-employer plan of any entity which is considered one employer with FFB under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No FFB Company has provided, or is required to provide, security to an FFB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

           (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by any FFB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No FFB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FFB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

           (e) No FFB Company has any Liability for retiree health and life benefits under any of the FFB Benefit Plans and, to the Knowledge of FFB, there are no restrictions on the rights of such FFB Company to amend or terminate any such Plan without incurring any Liability thereunder.

           (f) Except as set forth in Section 5.14(f) of the FFB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FFB Company from any FFB Company under any FFB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FFB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

           (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FFB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue

Code or Section 302 of ERISA, have been fully reflected on the FFB Financial Statements to the extent required by and in accordance with GAAP.

       5.15 MATERIAL CONTRACTS. Except as reflected in the FFB Financial Statements or as set forth in Section 5.15 of the FFB Disclosure Memorandum, none of the FFB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any FFB Company or the guarantee by any FFB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by FFB with the SEC as of the date of this Agreement that has not been filed as an exhibit to FFB's Form 10-KSB filed for the fiscal year ended December 31, 1995, or in another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.8 and 5.13(a) of this Agreement, the "FFB Contracts"). With respect to each FFB
Contract: (i) the Contract is in full force and effect; (ii) no FFB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB;
(iii) no FFB Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FFB, in Default in any material respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.15 of the FFB Disclosure Memorandum, all of the indebtedness of any FFB Company for money borrowed is prepayable at any time by such FFB Company without penalty or premium.

       5.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of FFB, threatened against any FFB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, if adversely determined; individually or in the aggregate, a Material Adverse Effect on FFB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FFB Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB. Section 5.16 of the FFB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any FFB Company is a party as a defendant or cross-defendant.

       5.17 STATEMENTS TRUE AND CORRECT. Since January 1, 1993, or the date of organization if later, each FFB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by an FFB Company with any Regulatory Authority complied in all material respects with all applicable Laws; and (ii) each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, or other writings, taken as a whole, furnished or to be furnished by any FFB Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FFB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FFB stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by an FFB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of FFB, contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any FFB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       5.18 REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no FFB Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of FFB there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

       5.19 STATE TAKEOVER LAWS. To the extent applicable, each FFB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from

Section 607 ET. SEQ. of the FBCA and any comparable provisions of the Articles of Incorporation of FFB.

       5.20 DIRECTORS' AGREEMENTS. Each of the directors of FFB has executed and delivered to Regions an agreement in substantially the form of
Exhibit 2.

       5.21 CHARTER PROVISIONS. Each FFB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FFB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FFB Company that may be directly or indirectly acquired or controlled by it.

       5.22 DERIVATIVES CONTRACTS. Neither FFB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on FFB.


                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF REGIONS

       Regions hereby represents and warrants to FFB as follows:

       6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

       6.2     AUTHORITY; NO BREACH BY AGREEMENT.

           (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

           (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will
(i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

           (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions or Regions Merger Subsidiary, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

       6.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, to the Knowledge of Regions there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

       6.4 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and the absence of which would have a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

           (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

           (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

       6.5 STATEMENTS TRUE AND CORRECT. Since January 1, 1993, or the date of organization if later, each Regions Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Regions Company with any Regulatory Authority complied in all material respects with all applicable Laws, and (ii) each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, or other writings, taken as a whole, furnished or to be furnished by any Regions Company or any Affiliate thereof to FFB pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FFB stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of FFB, contain any misstatement of a material fact or, omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       6.6 REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

       6.7 MATTERS RELATING TO REGIONS MERGER SUBSIDIARY. At the Effective Time, Regions Merger Subsidiary will be a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and will have the corporate power and authority to carry on its business as contemplated by this Agreement and to own, lease, and operate its material Assets. Regions Merger Subsidiary will have the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions Merger Subsidiary, subject to the approval of this Agreement by Regions as the sole shareholder of Regions Merger Subsidiary, which is the only shareholder vote required for approval of this Agreement, and the consummation of the Merger by Regions Merger Subsidiary.

       6.8 FINANCING. At the Effective Time, Regions will have funds sufficient to enable it to carry out its obligations under this Agreement.

       6.9     OWNERSHIP OF FFB COMMON STOCK; AFFILIATES AND ASSOCIATES.

           (a) Neither Regions nor any of its affiliates or associates (as such terms are defined under the 1934 Act), (i) beneficially own, directly or indirectly or (ii) is a party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any shares of capital stock of FFB (other than shares held thereby in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties or shares held thereby in respect of a debt previously contracted); and

           (b) Neither Regions nor any Regions Company is an "affiliate" (as such term is defined in Section 607.0901 of the FBCA), an "interested shareholder" (as such term is defined in Section 607.0901 of the FBCA), or an "associate" as such term is defined in Section 607.0901 of the FBCA) of FFB.

       6.10 LEGAL PROCEEDINGS. As of the date of this Agreement, there is no Litigation instituted or pending or, to the Knowledge of Regions, threatened against Regions or any Regions Company which, if adversely determined, would materially adversely affect the ability of Regions to consummate the transactions contemplated hereby nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company that would have, individually or in the aggregate, a Material Adverse Effect on Regions.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

       7.1 AFFIRMATIVE COVENANTS OF FFB. Unless the prior written consent of a duly authorized officer of Regions shall have been obtained, and except as otherwise expressly contemplated herein, FFB shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact in all material respects its business organization and Assets and maintain its rights and franchises, and
(iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement, or
(y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

       7.2 NEGATIVE COVENANTS OF FFB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FFB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions, which consent shall not be unreasonably withheld:

           (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FFB Company; or

           (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an FFB Company to another FFB Company) in excess of an aggregate amount outstanding at any time of $200,000 (for the FFB Companies on a consolidated basis) except in the ordinary course of the business of FFB, or such Subsidiary, consistent with past practices (which shall include, for FFB, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan

Bank, whether or not FFB has previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition on any Asset of any FFB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens in effect as of the date hereof that are disclosed in the FFB Disclosure Memorandum); or

           (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FFB Company, or declare or pay any dividend or make any other distribution in respect of FFB's capital stock, PROVIDED that FFB may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly cash dividends on the shares of FFB Common Stock at a rate not in excess of $0.06 per share with record and payment dates consistent with past practice as disclosed in Section 7.2(c) of the FFB Disclosure Memorandum and, PROVIDED FURTHER, that with respect to the calendar quarter in which the Effective Time occurs, the Board of Directors of FFB may declare and pay a quarterly cash dividend on the shares of FFB Common Stock at a rate not in excess of $0.06 per share, multiplied by a fraction, the numerator of which shall be the number of days in such dividend period elapsed prior to the Effective Time, and the denominator of which shall be the number of days in such dividend period; or

           (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FFB Common Stock or any other capital stock of any FFB Company, or any Rights to acquire such stock; or

           (e) adjust, split, combine, or reclassify any capital stock of any FFB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FFB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any FFB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FFB Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any FFB Company; or

           (f) except for purchases of U.S. Treasury securities, U.S. Government agency securities and mortgage-backed balloon loans, which in each case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned FFB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

           (g) grant any increase in compensation or benefits to the employees or officers of any FFB Company, except in accordance with past practice or previously approved by the Board of Directors of FFB, or as required by Law; except as disclosed in Section 7.2(g) of the FFB Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the FFB Disclosure Memorandum; and enter into or amend any severance agreements with officers of any FFB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any FFB Company except in accordance with past practice disclosed in Section 7.2(g) of the FFB Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

           (h) enter into or amend any employment Contract between any FFB Company and any Person (unless such amendment is required by Law) that the FFB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time; or

           (i) adopt any new employee benefit plan of any FFB Company or make any material change in or to any existing employee benefit plans of any FFB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

           (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or


           (k) commence any material Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FFB Company for material money damages or imposing material restrictions upon the operations of any FFB Company; or

           (l) modify, amend, or terminate any material Contract (other than any loan Contract, the modification, amendment, or termination of which does not result in the FFB Companies recognizing a loss that exceeds $50,000) or waive, release, compromise, or assign any material rights or claims, other than in connection with the modification, amendment, or termination of a loan Contract permitted under the preceding clause of this paragraph (1).

       7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it shall and shall cause each of its Subsidiaries to take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) of this Agreement, or
(ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; PROVIDED, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

       7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

       7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and to the absence from interim financial statements of any (in the case of FFB) or complete (in the case of Regions) footnote disclosures). As of the respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

       8.1 PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, FFB shall call a Stockholders' Meeting for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) FFB shall promptly prepare and mail the Proxy Statement to its stockholders, (ii) Regions shall furnish to FFB all information concerning Regions and Regions Companies that FFB may reasonably request in connection with such Proxy Statement,
(iii) the Board of Directors of FFB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of FFB shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approval.

       8.2 APPLICATIONS. Regions shall promptly prepare and file, and FFB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

       8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, FFB shall execute and file the Florida Articles of Merger with the Secretary of State of the State of Florida.

       8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; PROVIDED, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

       8.5     INVESTIGATION AND CONFIDENTIALITY.

           (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. FFB shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by FFB. No investigation by a Party shall affect the representations and warranties of the other Party.

           (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless
(i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

           (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

       8.6 PRESS RELEASES. Prior to the Effective Time, FFB and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; PROVIDED, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

       8.7 CERTAIN ACTIONS. Except to the extent necessary to comply with the fiduciary duties as advised by counsel of FFB's Board of Directors, no FFB Company nor any Affiliate thereof nor any Representative retained by any FFB Company shall (i) directly or indirectly solicit any Acquisition Proposal by any Person, (ii) furnish any non-public information that it is not legally obligated to furnish with respect to, (iii) negotiate with respect to, or (iv) enter into any Contract with respect to, any Acquisition Proposal, but FFB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it or its directors are required to do so in order to comply with its or their fiduciary duties as advised by counsel. FFB shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FFB shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing subject to fiduciary duties as aforesaid.

       8.8 STATE TAKEOVER LAWS. Each FFB Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, if applicable, or if necessary challenge the applicability of Section 607 ET SEQ. of the FBCA.

       8.9 CHARTER PROVISIONS. Each FFB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FFB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FFB Company that may be directly or indirectly acquired or controlled by it.

       8.10 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the FFB Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FFB shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of FFB shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of FFB shall be treated as service under any similar employee benefit plans maintained by Regions (for the purpose of this provision, the FFB 401(k) plan shall be deemed to be similar to the Regions Profit Sharing/401(k) Plan). Except as otherwise provided in
Section 8.10 of the FFB Disclosure Memorandum, Regions also shall cause FFB and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the FFB Disclosure Memorandum to Regions between any FFB Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FFB Benefit Plans.

       8.11    INDEMNIFICATION.

           (a) For a period of six years after the Effective Time, Regions shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of each of the FFB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and by FFB's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation, PROVIDED, however, that the indemnification provided by this Section 8.11(a) shall not apply to any claim against an Indemnified Party if such Indemnified Party knew of the existence of the claim and failed to make a good faith effort to require FFB to notify its director and officer liability insurance carrier of the existence of such claim prior to the Effective Time, and provided, further, that all rights to indemnification in respect of any claim (a "claim") made in writing received by Regions within such six-year period provided hereby shall continue until final disposition of the claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Regions and the Indemnified Party.

           (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.11, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or FFB shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or FFB elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are material substantive issues which raise conflicts of interest between Regions or FFB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or FFB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

       8.12 REGIONS MERGER SUBSIDIARY ORGANIZATION. Regions shall organize Regions Merger Subsidiary under the Laws of the State of Florida. Prior to the Effective Time, the outstanding capital stock of Regions Merger Subsidiary shall consist of 1,000 shares of Regions Merger Subsidiary Common Stock, all of which shares shall be owned by Regions. Prior to the Effective Time, Regions Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. Regions, as the sole stockholder of Regions Merger Subsidiary, shall vote prior to the Effective Time the shares of Regions Merger Subsidiary Common Stock in favor of the Plan of Merger.

       8.13 SALE OF SECURITIES. Prior to the Effective Time, FFB shall effect the sale of all of the Securities.


                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

       9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

           (a) STOCKHOLDER APPROVAL. The stockholders of FFB shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

           (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to Regions that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

           (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to Regions that, had such condition or restriction been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

           (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

       9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

           (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FFB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FFB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of FFB set forth in Sections 5.18, 5.19, and 5.21 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FFB set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FFB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of FFB or to a matter being "known" by FFB shall be deemed not to include such qualifications.

           (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FFB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

           (c) CERTIFICATES. FFB shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and
(ii) certified copies of resolutions duly adopted by FFB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

           (d) OPINION OF COUNSEL. Regions shall have received an opinion of Elias, Matz, Tiernan & Herrick, L.L.P., counsel to FFB, dated as of the Effective Time, in form reasonably satisfactory to Regions, as to the matters set forth in Exhibit 3.

           (e) CLAIMS LETTERS. Each of the directors and officers of FFB shall have executed and delivered to Regions letters in substantially the form of Exhibit 4.

           (f) SALE OF SECURITIES. FFB shall have completed the sale of all of the Securities.

       9.3 CONDITIONS TO OBLIGATIONS OF FFB. The obligations of FFB to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FFB pursuant to Section 11.6(b) of this Agreement:

           (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.5 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Section 6.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

           (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

           (c) CERTIFICATES. Regions shall have delivered to FFB (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and
(ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FFB and its counsel shall request.

           (d) OPINION OF COUNSEL. FFB shall have received an opinion of Lange, Simpson, Robinson & Somerville, counsel to Regions, dated as of the Effective Time, in form reasonably acceptable to FFB, as to the matters set forth in Exhibit 5.

           (e) OPINION OF FINANCIAL ADVISOR. FFB shall have received an opinion of Robert W. Baird & Co. Inc., dated as of a date within five days of the date of the Proxy Statement, to the effect that the Cash Payment Amount is fair to the stockholders of FFB from a financial point of view.


                                   ARTICLE 10
                                   TERMINATION

       10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FFB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

           (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of FFB; or

           (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FFB and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FFB and Section 9.3(a) of this Agreement in the case of Regions; or

           (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

           (d)    By the Board of Directors of either Party in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of FFB fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby as required by the FBCA at the Stockholders' Meeting or any adjournment or postponement thereof where the transactions were presented to such stockholders for approval and voted upon; or

           (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by April 30, 1997, except that a Party that has breached the obligation to consummate the Closing and has failed to cure such breach may not terminate under this subsection; or

           (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger, other than the conditions in Section 9.2(a) in the case of FFB or 9.3(a) in the case of Regions, cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

           10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.5(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement giving rise to such termination.

           10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3, Articles 2, 3, 4, and 11 of this Agreement, and Section 8.11 of this Agreement.


                                   ARTICLE 11
                                  MISCELLANEOUS

           11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

           "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

           "AFFILIATE" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

           "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

           "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

           "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq National Market System (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by Regions) for the five consecutive full trading days in which such shares are traded on the Nasdaq National Market System ending at the close of trading on the last trading prior to the date of the Effective Time.

           "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

           "CASH PAYMENT AMOUNT" shall mean an amount in cash equal to $11.65 plus (in the case the amount in clause (i)(B) of the following sentence exceeds the amount in clause (i)(A) of the following sentence) or minus (in the case the amount in clause (i)(A) of the following sentence exceeds the amount in clause
(i)(B) of the following sentence), the Cash Payment Amount Adjustment (as defined herein). The Cash Payment Amount Adjustment (the "Cash Payment Amount Adjustment") shall be equal to the quotient obtained by dividing (i) the aggregate difference (positive or negative) between (A) the principal amount of the Securities sold as of the date of such sales and (B) the gross proceeds obtained by FFB on the sales of such Securities pursuant to Section 8.13 of the Agreement by (ii) 3,469,770; PROVIDED, HOWEVER, that the maximum Cash Payment Amount Adjustment shall not exceed $.29 and shall be rounded down to the nearest whole cent.

           "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

           "CLOSING DATE" shall mean the date on which the Closing occurs.

           "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

           "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

           "DGCL" shall mean the General Corporation Law of Delaware.

           "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

           "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 ET SEQ. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

           "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

           "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

           "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

           "FBCA" shall mean the Florida Business Corporation Act.

           "FFB BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

           "FFB COMMON STOCK" shall mean the $0.01 par value common stock of FFB.

           "FFB COMPANIES" shall mean, collectively, FFB and all FFB
Subsidiaries.

           "FFB DISCLOSURE MEMORANDUM" shall mean the written information entitled "FFB Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

           "FFB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FFB as of March 31, 1996, and as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1996 and for each of the three years ended December 31, 1995, 1994, and 1993, as filed by FFB in SEC Documents, and (ii) the consolidated balance sheets of FFB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to March 31, 1996.

           "FFB STOCK OPTION PLAN" shall mean the existing stock option plan of FFB designated as follows: Key Employee Stock Compensation Program.

           "FFB SUBSIDIARIES" shall mean the Subsidiaries of FFB, which shall include the FFB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FFB in the future and owned by FFB at the Effective Time.

           "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

           "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

           "HOLA" shall mean the Home Owners' Loan Act, as amended.

           "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

           "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "KNOWLEDGE" as used with respect to a Person shall mean the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

           "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

           "LIABILITY" shall mean any direct or indirect, primary or secondary liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property or other Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iv) Liens that arise by operation of Law with respect to Liabilities that are not delinquent or are being contested in good faith.

           "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any

Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

           "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

           "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

           "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) the cost of a special deposit insurance premium assessed by the Federal Deposit Insurance Corporation with respect to the recapitalization of the SAIF, (d) expenses incurred by FFB and FFB Companies in connection with the transactions contemplated by this Agreement, (e) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (f) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

           "MERGER" shall mean the merger of Regions Merger Subsidiary into and with FFB referred to in Section 1.1 of this Agreement.

           "NASD" shall mean the National Association of Securities Dealers,
Inc.

           "1933 ACT" shall mean the Securities Act of 1933, as amended.

           "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

           "OPTION EXCHANGE RATIO" shall mean the Cash Payment Amount divided by the Average Closing Price.

           "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

           "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

           "PARTY" shall mean either FFB or Regions, and "PARTIES" shall mean both FFB and Regions.

           "PERMIT" shall mean any federal, state, and local governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

           "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

           "PLAN OF MERGER" shall mean the Plan of Merger between FFB and Regions Merger Subsidiary in substantially the form of Exhibit 1.

           "PROXY STATEMENT" shall mean the proxy statement used by FFB to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Plan of Merger.

           "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

           "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1996, and the restated consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1995 and 1994, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1996 and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended
December 31, 1995, 1994, and 1993, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1996.

           "REGIONS MERGER SUBSIDIARY" shall mean Regions Merger Subsidiary, Inc., a corporation to be formed as a wholly-owned subsidiary of Regions, organized and existing under the Laws of the State of Florida.

           "REGIONS MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of Regions Merger Subsidiary.

           "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

           "REPRESENTATIVES" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

           "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

           "SEC" shall mean the United States Securities and Exchange
Commission.

           "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

           "SECURITIES" shall mean the securities of FFB listed in Exhibit 6.

           "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of FFB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

           "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; PROVIDED, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

           "SURVIVING CORPORATION" shall mean FFB as the Surviving Corporation resulting from the Merger.

           "TAX" or "TAXES" shall mean all federal, state, and local taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

           11.2   EXPENSES.

                  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful and knowing breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

           11.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that, except Robert W. Baird & Co. Inc. as to FFB, neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FFB or Regions, each of FFB and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

           11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the confidentiality agreement between the Parties, which shall remain in effect. Except as contemplated by Articles 3 and 4 of this Agreement and Section 8.11 of this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

           11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; PROVIDED, that after any approval by the holders of FFB Common Stock, there shall be made no amendment that pursuant to the FBCA requires further approval by such stockholders without the further approval of such stockholders.

           11.6   WAIVERS.

                  (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FFB, to waive or extend the time for the compliance or fulfillment by FFB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

                  (b) Prior to or at the Effective Time, FFB, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FFB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FFB except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

           11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

           11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

FFB:

     Florida First Bancorp, Inc.
     144 Harrison Avenue
     Panama City, Florida  32401
     Telecopy Number: (904) 872-7191
     Attn:     Andrew W. Stein
               President and Chief
               Executive Officer

Copy to Counsel:

     Elias, Matz, Tiernan & Herrick, L.L.P.
     734 Fifteenth Street, N.W., 12th Floor
     Washington, D.C.  20005
     Telecopy Number:  (202) 393-0105
     Attention:  Philip Ross Bevan

Regions:

       Regions Financial Corporation
       417 North 20th Street
       Birmingham, Alabama 35203
       Telecopy Number:  (205) 326-7571
       Attention:  Richard D. Horsley
                   Vice Chairman and Executive
                   Financial Officer

Copy to Counsel:

       Regions Financial Corporation
       417 North 20th Street
       Birmingham, Alabama 35203
       Telecopy Number:  (205) 326-7099
       Attention:  Samuel E. Upchurch, Jr.
                   General Counsel and
                   Corporate Secretary


           11.9 GOVERNING LAW. Except to the extent the laws of the State of Florida apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

           11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

           11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

           11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

           11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

           11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                              FLORIDA FIRST BANCORP, INC.


By: /s/ Gary L. Smith                By: /s/ Andrew W. Stein
    --------------------------           --------------------------------
    Gary L. Smith                        Andrew W. Stein
    Senior Vice President                President and Chief Executive Officer
       and Secretary



[CORPORATE SEAL]



                                     REGIONS FINANCIAL CORPORATION


By: /s/ Samuel E. Upchurch, Jr.      By: /s/ Samuel J. Faucette
    --------------------------           -----------------------------
    Samuel E. Upchurch, Jr.          Its:
    General Counsel and Corporate        -----------------------------
      Secretary


[CORPORATE SEAL]

                                LIST OF EXHIBITS


EXHIBIT NUMBER    DESCRIPTION
- - --------------    -----------

     1.           Plan of Merger. (Sections 1.1, 11.1).

     2.           Form of Directors' Agreement.  (Section 5.19).

     3. Matters as to which Elias, Matz, Tiernan & Herrick, L.L.P will opine.(Section 9.2(d)).

     4.           Form of Claims Letter.  (Section 9.2(e)).

     5. Matters as to which Lange, Simpson, Robinson & Somerville will opine. (Section 9.3(d)).

     6.           List of Securities. (Sections 8.13, 11.1).

                                    Exhibit 1

                      Plan of Merger. (Sections 1.1, 11.1)

                                 PLAN OF MERGER

                                       OF

                         REGIONS MERGER SUBSIDIARY, INC.

                                  INTO AND WITH

                           FLORIDA FIRST BANCORP, INC.


       Pursuant to this Plan of Merger ("Plan of Merger"), REGIONS MERGER SUBSIDIARY, INC., a corporation organized and existing under the laws of the State of Florida ("Merger Sub") and a wholly owned subsidiary of REGIONS FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Regions"), shall be merged into and with FLORIDA FIRST BANCORP, INC., a corporation organized and existing under the laws of the State of Florida ("FFB").

                                    ARTICLE 1
                                   DEFINITIONS


       Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

       1.1 "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by FFB and filed with the Secretary of State of the State of Florida relating to the merger of Merger Sub into and with FFB as contemplated by
Section 2.1 of this Plan of Merger.

       1.2 "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq National Market System (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by Regions) for the five consecutive full trading days in which such shares are traded on the Nasdaq National Market System ending at the close of trading on the last trading prior to the date of the Effective Time.

       1.3   "CASH PAYMENT AMOUNT" shall have the definition as set forth in
Section 11.1 of the Merger Agreement.

       1.4 "EFFECTIVE TIME" shall mean the date and time on which the Merger becomes effective pursuant to the laws of the State of Florida as defined in
Section 2.2 of this Plan of Merger.

       1.5   "EXCHANGE AGENT" shall mean the exchange agent selected by Regions.

       1.6 "FBCA" shall mean the Florida Business Corporation Act, as in effect at the Effective Time.

       1.7 "FFB COMMON STOCK" shall mean the $0.01 par value common stock of FFB.

       1.8   "FFB COMPANIES" shall mean, collectively, FFB and all FFB
Subsidiaries.

       1.9 "FFB STOCK PLANS" shall have the meaning set forth in the Merger Agreement.

       1.10 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       1.11 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any federal or state regulatory agencies having jurisdiction over a person or its Subsidiaries

       1.12 "MERGER" shall mean the merger of FFB into and with Merger Sub as provided in Section 2.1 of this Plan of Merger.

       1.13 "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of May 29, 1996, by and between FFB and Regions.

       1.14 "MERGER SUB COMMON STOCK" shall mean the $1.00 par value common stock of Merger Sub.

       1.15 "OPTION EXCHANGE RATIO" shall mean the Cash Payment Amount divided by the Average Closing Price.

       1.16 "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

       1.17 "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

       1.18 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

       1.19 "SURVIVING CORPORATION" shall refer to FFB as the surviving corporation resulting from the Merger.

                                    ARTICLE 2
                                 TERMS OF MERGER

       2.1 MERGER. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, Merger Sub shall be merged into and with FFB in accordance with the provisions of Sections 607.1101, 607.1103, 607.1105, and
607.1107 of the FBCA and with the effect specified in Section 607.1106 of the FBCA. FFB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Florida.

       2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Articles of Merger to be filed with the Secretary of State of the State of Florida as provided in Section 607.1105 of the FBCA.

       2.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of FFB, as in effect immediately prior to the Effective Time, shall remain in full force and effect following the Effective Time as the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed as provided by law or by such Articles of Incorporation.

       2.4 BYLAWS. The Bylaws of FFB, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until otherwise amended or repealed as provided by law or by such Bylaws.

       2.5 DIRECTORS AND OFFICERS. The directors of FFB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of FFB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

       3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions, FFB, or Merger Sub, or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of FFB Common Stock.

             (c) Each share of FFB Common Stock (excluding shares held by FFB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be cancelled and converted into the right to receive in consideration thereof a cash payment from Regions in the amount of the Cash Payment Amount.

       3.2 ANTI-DILUTION PROVISIONS. In the event FFB changes the number of shares of FFB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Cash Payment Amount shall be proportionately adjusted.

       3.3 SHARES HELD BY FFB OR REGIONS. Each of the shares of FFB Common Stock held by any FFB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

       3.4   CONVERSION OF STOCK OPTIONS.

             (a) At the Effective Time, each option to purchase or acquire shares of FFB Common Stock pursuant to stock options ("FFB Options") granted by FFB under the FFB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Options with respect to Regions Common Stock, and Regions shall assume each FFB Option, in accordance with the terms of the FFB Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time,
(i) Regions and its Compensation Committee shall be substituted for FFB and the Committee of FFB's Board of Directors (including, if applicable, the entire Board of Directors of FFB) administering such FFB Stock Plan, (ii) each FFB Option assumed by Regions may be exercised solely for shares of Regions Common Stock, (iii) the number of shares of Regions Common Stock subject to such FFB Option shall be equal to the number of shares of FFB Common Stock subject to such FFB Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (iv) the per share exercise price under each such FFB Option shall be adjusted by dividing the per share exercise price under each such FFB Option by the Option Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of FFB Options and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted FFB Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Option. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq National Market System (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.4, each FFB Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4.

             (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each FFB Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such FFB Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(a) after giving effect to the Merger), and Regions shall comply with the terms of each FFB Stock Plan to ensure, to the extent required by, and subject to the provisions of, such FFB Stock Plan, that FFB Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of FFB Options assumed by it in accordance with this Section 3.4. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Regions shall administer the FFB Stock Plan assumed pursuant to this
Section 3.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the FFB Stock Plan complied with such rule prior to the Merger.

             (c) All restrictions or limitations on transfer with respect to FFB Common Stock awarded under the FFB Stock Plans or any other plan, program, or arrangement of any FFB Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.

                                    ARTICLE 4
                            DELIVERY OF CONSIDERATION

       4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of FFB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FFB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) promptly upon the surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in
Section 3.1 of this Plan of Merger, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. Regions shall not be obligated to deliver any cash payments to which any former holder of FFB Common Stock is entitled as a result of the Merger, until such holder surrenders such holder's certificate or certificates representing the shares of FFB Common Stock for exchange as provided in this Section 4.1, or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of FFB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Regions, FFB, nor the Exchange Agent shall be liable to a holder of FFB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

       4.2 RIGHTS OF FORMER FFB STOCKHOLDERS. At the Effective Time, the stock transfer books of FFB shall be closed as to holders of FFB Common Stock immediately prior to the Effective Time and no transfer of FFB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of FFB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FFB in respect of such shares of FFB Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time.

       4.3 REGIONS TO MAKE CASH AVAILABLE. At or prior to the Effective Time, Regions shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing FFB Common Stock, for exchange in accordance with this Article 4, the requisite aggregate amount of the Cash Payment Amount to be paid pursuant to Section 3.1(c) in exchange for outstanding shares of FFB Common Stock.


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


                                    ARTICLE 5
                                  MISCELLANEOUS

       5.1 CONDITIONS PRECEDENT. Consummation of the Merger by Merger Sub shall be conditioned on the satisfaction of, or waiver by Regions of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by FFB shall be conditioned on the satisfaction of, or waiver by FFB of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

       5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

       IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:

                                FLORIDA FIRST BANCORP, INC.



By:                             By:
    ----------------------          ----------------------
    Gary L. Smith                   Andrew W. Stein
    Secretary                       President and Chief Executive Officer


[CORPORATE SEAL]




ATTEST:                          REGIONS MERGER SUBSIDIARY, INC.



By:                             By:
    ----------------------          ----------------------
    Samuel E. Upchurch, Jr.         [Name]
    Corporate Secretary             [Title]


[CORPORATE SEAL]


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